                                    EX 10.18

January 21, 2021

Mr. Eric D. Ashleman

Dear Eric:

We are pleased to appoint you to the position of Chief Executive Officer of IDEX Corporation (IDEX or the Company) effective as of December 15, 2020. In connection your appointment you will also be appointed to the Board of Directors of IDEX effective as of December 15, 2020. You will continue to serve as President of IDEX. The following terms apply to your appointment as Chief Executive Officer:

•Your annual base salary will initially be Nine Hundred Thousand Dollars and Zero Cents ($900,000.00), payable on a biweekly basis. You will be eligible for a review of your salary with consideration for an increase in March 2022.

•While we hope that you have a long and mutually beneficial relationship, your employment is considered “at will” and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

•You will remain eligible for participation in our Management Incentive Compensation Plan (MICP), as established each fiscal year, which provides annual incentive earnings opportunity based on business unit and personal performance. Your MICP target level of incentive compensation will be one hundred percent (100%) of your annual base pay in effect at the beginning of the plan year; provided, that for the 2020 plan year, the one hundred percent (100%) MICP target level shall apply only with respect to 2020 annual base pay that you earned during the period you served as Chief Executive Officer in 2020. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX’s performance and your performance.

•Subject to approval from our Board of Directors, you will be eligible for equity grants beginning with the 2021 program cycle in the form of a combination of performance stock units and stock options under the IDEX Incentive Award Plan at our annual grant as established each fiscal year These annual awards will initially be targeted at a value of Three Million Seven Hundred Dollars and Zero Cents ($3,700,000.00). Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of IDEX.

•The initial price at which the option awards are granted will be the closing price of IDEX common stock on the grant date. Your options may be exercised after they become vested, and for a period of up to ten years from the date they were awarded. Currently, options vest at the rate of 25% per year.

•You will receive a company car allowance of Two Thousand Dollars and Zero Cents ($2,000.00) per month, paid on a bi-weekly basis.

•You will continue to be eligible for the full range of benefits, including: the IDEX Defined Contribution Retirement Plan, the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. You will continue to be eligible to participate in the Executive Medical Physical Program.

•You will remain eligible to participate in the IDEX Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non-qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation.

•You continue to be eligible to participate in the Executive Long-Term Disability program, which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an individual policy that provides several additional benefits above and beyond the Group LTD plan that is in place for employees.

•In the event of a “Change in Control,” as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination.

•If, in the future, your employment with IDEX is terminated, without cause (“cause” defined as willful misconduct or fraudulent behavior), commencing on the 60th day following your termination of employment IDEX will pay you twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in substantially equal installments in accordance with IDEX’s payroll practices, in exchange for you signing, and not revoking, an IDEX-standard Severance & General Release Agreement within 60 days following the date of your termination of employment. These payments are subject to tax withholdings and deductions. Such benefit will not be applicable in the event of your voluntary termination.

You remain subject to the Confidentiality Information, Work Product and Restrictive Covenant Agreement that you signed in February 17, 2017. Finally, this letter is subject to the attached Internal Revenue Code Section 409A Addendum.

This offer letter constitutes the entire agreement with respect to the subject matter contained herein and supersedes all prior understandings and agreements, both written and oral, with respect to your employment, including without limitation any prior offer letter agreements (and amendments thereto) between you and IDEX.

We are confident that your leadership skills and experience can make a significant contribution to the success of IDEX.
Sincerely,

/s/ Tony L. Satterthwaite
Tony L. Satterthwaite
Chair, Compensation Committee of Board of Directors

Accepted,

/s/ Eric D. Ashleman
Eric D. Ashleman